UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 3, 2018

SQN Asset Income Fund V, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-211626	81-1184858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Arboretum Drive, Suite 105 Portsmouth, New Hampshire	03801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 294-1420

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operation and Financial Condition.

On July 3, 2018, SQN Asset Income Fund, V, L.P (“Fund V”) paid a quarterly distribution to its limited partners at a rate of 7.5% per annum. This distribution rate reflects an increase of 1.5% per annum above the targeted distribution rate of 6.0% per annum stated in Fund V’s current prospectus dated April 13, 2018. Fund V’s general partner will continue to target quarterly distributions at the rate stated in the current prospectus, however, Fund V’s general partner reserves the right to increase the distribution rate to the extent that there is sufficient cash available to support such distribution.

As of July 6, 2018, Fund V has a total capital raise of $14,691,048.

Item 8.01.	Other Events.

On June 26, 2018, Fund V entered into a lease facility in the amount of $673,706 with a Massachusetts company that manufactures electrosurgical tools for medical professionals across the United States. The funds were used to acquire manufacturing equipment, which is essential for the manufacturing of the company’s products. The lease term is for 42 months and secured by a first priority security interest in the leased equipment as well as a corporate guaranty from the parent company of the lessee.

On June 29, 2018, Fund V entered into a lease agreement to provide $1,199,520 to a leading provider of energy services in North Dakota. The funds were used to acquire mobile industrial water pumps. These pumps have a projected useful life well in excess of the 48 month lease term. Fund V acquired a first priority security interest covering all of the financed equipment.

Also on June 29, 2018, Fund V entered into a loan agreement with a Massachusetts based biotechnical company that utilizes patented microbe procedures and technology to produce more economically and environmentally sustainable fragrances, food ingredients, cosmetics, pharmaceuticals, and related products. The transaction provided $2,500,000 to finance the acquisition of a manufacturing plant, which will be used to expand manufacturing of existing and new products. The loan will be repaid over a 36 month term and is secured by a first security interest on all assets of the company, including the plant, equipment, real estate and intellectual property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2018	SQN Asset Income Fund V, L.P.

	By:	SQN AIF V GP, LLC, its general partner

		By:	/S/ Claudine Aquillon
Claudine Aquillon
Chief Executive Officer